Exhibit 99.(h)(12)(L)

February 28, 2017

American Beacon Funds (the “Trust”)

220 East Las Colinas Blvd., Suite 1200

Irving, TX 75039

Re: Fee Waiver/Expense Reimbursement

Ladies and Gentlemen:

American Beacon Advisors, Inc. (“AmBeacon”) notifies you that, for the funds listed in Attachment A to this letter (the “Funds”), it will waive its management fee and/or reimburse expenses of the Fund, to the extent necessary so that expenses of the Fund, exclusive of taxes, interest, brokerage commissions, acquired fund fees and expenses, securities lending fees, expenses associated with securities sold short, litigation, and other extraordinary expenses, do not exceed the annual rates listed on Attachment A.

During the period until the expiration date of each expense limitation in Attachment A, the related expense limitation arrangements for each of the Funds may only be modified by mutual agreement of the parties that, with respect to the Trust, includes a majority vote of the “non-interested” Trustees of the Trust. For a period of up to three years following AmBeacon’s contractual fee waiver or reimbursement, AmBeacon may be reimbursed by a Fund if reimbursement does not cause the expenses of the Fund exclusive of taxes, interest, brokerage commissions, acquired fund fees and expenses, securities lending fees, expenses associated with securities sold short, litigation, and other extraordinary expenses, to exceed the annual rates listed on Attachment A.

We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements on Form N-1A for the Fund with the Securities and Exchange Commission, in accruing each Fund’s expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and expressly permit you to do so.

Respectfully,

American Beacon Advisors, Inc.

By:	/s/Jeffrey K. Ringdahl
Name:	Jeffrey K. Ringdahl
Title:	Chief Operating Officer

Agreed and Accepted on behalf of the Trust

By:	/s/Melinda G. Heika
Name:	Melinda G. Heika
Title:	Treasurer

A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by the officer not as an individual and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of each Fund.

Attachment A

American Beacon Funds – Fiscal Year End: December 31

		Annual
		Expense %
Fund	Class	Limit	Expiration
Bridgeway Large Cap Growth	Instl	0.81	4/30/2018
Bridgeway Large Cap Growth	Y	0.91	4/30/2018
Bridgeway Large Cap Growth	Investor	1.19	4/30/2018
Bridgeway Large Cap Growth	A	1.21	4/30/2018
Bridgeway Large Cap Growth	C	1.96	4/30/2018
Holland Large Cap Growth	A	1.29	4/30/2018
Holland Large Cap Growth	C	2.04	4/30/2018
Stephens Small Cap Growth	Investor	1.35	4/30/2018
Stephens Mid-Cap Growth	Instl	0.99	4/30/2018
Stephens Mid-Cap Growth	Y	1.09	4/30/2018
Stephens Mid-Cap Growth	Investor	1.35	4/30/2018
Stephens Mid-Cap Growth	A	1.39	4/30/2018
Stephens Mid-Cap Growth	C	2.14	4/30/2018
Bahl & Gaynor Small Cap Growth	Instl	0.98	4/30/2018
Bahl & Gaynor Small Cap Growth	Y	1.08	4/30/2018
Bahl & Gaynor Small Cap Growth	Investor	1.36	4/30/2018
Bahl & Gaynor Small Cap Growth	A	1.38	4/30/2018
Bahl & Gaynor Small Cap Growth	C	2.13	4/30/2018
AHL Managed Futures Strategy	Instl	1.54	4/30/2018
AHL Managed Futures Strategy	Y	1.64	4/30/2018
AHL Managed Futures Strategy	Investor	1.92	4/30/2018
AHL Managed Futures Strategy	A	1.94	4/30/2018
AHL Managed Futures Strategy	C	2.69	4/30/2018
Ionic Strategic Arbitrage	Instl	1.54	4/30/2018
Ionic Strategic Arbitrage	Y	1.64	4/30/2018
Ionic Strategic Arbitrage	A	1.94	4/30/2018
Ionic Strategic Arbitrage	C	2.69	4/30/2018